Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-200436, 333-200438, 333-233258, 333-251570, 333-276092, and 333-280105) on Form S-8 and (No. 333-277158) on Form S-3ASR of Liberty Broadband Corporation of our report dated January 30, 2025, with respect to the consolidated financial statements of Charter Communications, Inc., which report is incorporated by reference in the Form 10-K of Liberty Broadband Corporation dated February 27, 2025.

/s/ KPMG LLP

St. Louis, Missouri
February 26, 2025